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                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF MARCH 15, 2004

                                     BETWEEN

                              CARVER BANCORP, INC.,

                           CARVER FEDERAL SAVINGS BANK

                                       AND

                        INDEPENDENCE FEDERAL SAVINGS BANK


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
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                                TABLE OF CONTENTS

                                                                                                               PAGE

RECITALS..........................................................................................................1

ARTICLE I  CERTAIN DEFINITIONS....................................................................................1

   1.01.  Certain Definitions.....................................................................................1

ARTICLE II  THE MERGER............................................................................................6

   2.01.  The Merger..............................................................................................6
   2.02.  Effective Date and Effective Time; Closing..............................................................7

ARTICLE III  CONSIDERATION; EXCHANGE PROCEDURES...................................................................8

   3.01.  Merger Consideration....................................................................................8
   3.02.  Rights as Shareholders; Stock Transfers.................................................................8
   3.03.  Exchange Procedures.....................................................................................8

ARTICLE IV  ACTIONS PENDING ACQUISITION...........................................................................9

   4.01.  Conduct of the Company's Business Prior to the Effective Time...........................................9
   4.02.  Forbearances of the Company............................................................................10
   4.03.  Forbearances of Parent.................................................................................13

ARTICLE V  REPRESENTATIONS AND WARRANTIES........................................................................14

   5.01.  Disclosure Schedule....................................................................................14
   5.02.  Representations and Warranties of the Company..........................................................14
   5.03.  Representations and Warranties of Parent and CFSB......................................................28

ARTICLE VI  COVENANTS............................................................................................29

   6.01.  Reasonable Best Efforts................................................................................29
   6.02.  Shareholder Approval...................................................................................29
   6.03.  Securities and Regulatory Filings......................................................................30
   6.04.  Press Releases.........................................................................................31
   6.05.  Access; Information....................................................................................31
   6.06.  Acquisition Proposals..................................................................................32
   6.07.  Indemnification........................................................................................33
   6.08.  Benefit Plans..........................................................................................35
   6.09.  Notification of Certain Matters........................................................................36
   6.10.  Certain Policies of the Company........................................................................36
   6.11.  Antitakeover Provisions................................................................................36
   6.12.  Voting Agreements......................................................................................37
   6.13.  Financial Statements...................................................................................37
   6.14.  Additional Agreements..................................................................................37

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ARTICLE VII  CONDITIONS TO CONSUMMATION OF THE MERGER............................................................38

   7.01.  Conditions to Each Party's Obligation to Effect the Merger.............................................38
   7.02.  Conditions to Obligation of the Company................................................................38
   7.03.  Conditions to Obligations of Parent....................................................................39
   7.04.  Frustration of Closing Conditions......................................................................40

ARTICLE VIII  TERMINATION........................................................................................40

   8.01.  Termination............................................................................................40
   8.02.  Effect of Termination and Abandonment..................................................................41

ARTICLE IX  MISCELLANEOUS........................................................................................43

   9.01.  Survival...............................................................................................43
   9.02.  Waiver; Amendment......................................................................................43
   9.03.  Counterparts...........................................................................................43
   9.04.  Governing Law..........................................................................................43
   9.05.  Expenses...............................................................................................44
   9.06.  Notices................................................................................................44
   9.07.  Entire Understanding; No Third Party Beneficiaries.....................................................45
   9.08.  Severability...........................................................................................46
   9.09.  Enforcement of the Agreement...........................................................................46
   9.10.  Interpretation.........................................................................................46
   9.11.  Assignment.............................................................................................46
   9.12.  Alternative Structure..................................................................................46


Exhibit A.........Form of Voting Agreement for Directors and Executive Officers

Exhibit B.........Form of Voting Agreement for Shareholders


                                       ii
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         AGREEMENT AND PLAN OF MERGER, dated as of March 15, 2004 (the
"Agreement"), between Carver Bancorp, Inc. ("Parent"), Carver Federal Savings Bank ("CFSB") and Independence Federal Savings Bank (the "Company").

                                     RECITAL

A. THE COMPANY. The Company is a federally chartered savings bank.

B. CFSB. CFSB is a federally chartered savings bank.

C. PARENT. Parent is a Delaware corporation.

D. BOARD ACTION. The Board of Directors of each of Parent, CFSB and the Company
(i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and (iii) has approved this Agreement at meetings of each of such Boards of Directors.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE I

                               CERTAIN DEFINITIONS

1.01. CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

         "Acquisition Proposal" has the meaning set forth in Section 6.06.

         "Affiliate" has the meaning set forth in Section 5.02(ee).

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         "Articles of Combination" means the articles of combination to be filed with the OTS pursuant to 12 C.F.R. Section 552.13 in order to effectuate the Merger.

         "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

         "Benefits Plans" has the meaning set forth in Section 5.02(m).

         "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the District of Columbia or the State of New York are authorized or obligated to close.

         "Certificate" means any certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

         "CFSB" has the meaning set forth in the preamble.

         "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

         "Company" has the meaning set forth in the preamble to this Agreement.

         "Company Board" means the Board of Directors of the Company.

         "Company Bylaws" means the bylaws of the Company.

         "Company Charter" means the Federal stock charter of the Company, as amended.

         "Company Common Stock" means the common stock, $0.01 par value per share, of the Company.

         "Company Group" means any "affiliated group" (as defined in Section 1504(a) of the Code) that includes the Company and IFC or any predecessor of the Company.

         "Company Loan Property" has the meaning set forth in Section 5.02(p).

         "Company Meeting" has the meaning set forth in Section 6.02.

         "Company Preferred Stock" means the preferred stock, $0.01 par value per share, of the Company.

         "Company Regulatory Authorities" has the meaning set forth in Section 5.02(i).

         "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

         "Derivatives Contract" has the meaning set forth in Section 5.02(r).

         "Disclosure Schedule" has the meaning set forth in Section 5.01.

         "Effective Date" has the meaning set forth in Section 2.02(a).

         "Effective Time" has the meaning set forth in Section 2.02(a).

         "EGTRAA" means the Economic Growth and Tax Relief Reconciliation Act of 2001, as amended.

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         "Employees" has the meaning set forth in Section 5.02(m).

         "Environmental Laws" has the meaning set forth in Section 5.02(p).

         "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

         "Equity Investment" means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

         "Equity Security" means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OTS to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning set forth in Section 5.02(m)(iii).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Exchange Act Documents" has the meaning set forth in Section 5.02(g).

         "Exchange Agent" means American Stock Transfer & Trust Company, or such other exchange agent as may be designated by Parent and reasonably acceptable to the Company to act as agent for purposes of conducting the exchange procedures described in Section 3.03.

         "Excluded Shares" means shares of Company Common Stock held directly or indirectly by Parent or CFSB (other than shares held in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith) and Treasury Stock.

         "Fair Housing Act" means the Fair Housing Act, as amended.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "GAAP" means accounting principles generally accepted in the United States of America.

         "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

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         "Hazardous Substance" has the meaning set forth in Section 5.02(p).

         "IFC" shall have the meaning set forth in Section 5.02(c).

         "Indemnified Party" and "Indemnifying Party" have the meanings set forth in Section 6.07(a).

         "Insurance Amount" has the meaning set forth in Section 6.07(c).

         "Insurance Policies" has the meaning set forth in Section 5.02(x).

         "Interim Bank" has the meaning set forth in Section 2.01(a).

         "knowledge" of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person's directors, executive officers and any other officer having primary responsibility for such matter.

         "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

         "Loans" has the meaning set forth in Section 5.02(s).

         "Material Adverse Effect" means an effect which (A) is material and adverse to the business, financial condition, results of operations or prospects of the Company and IFC taken as a whole or Parent and CFSB and their respective subsidiaries taken as a whole, as the context may dictate, other than any such effect attributable to or resulting from (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, except to the extent that any such laws, rules or regulations affects the referenced party to a materially greater extent than banks, thrifts or their holding companies generally, (ii) any change in GAAP (as defined herein) or regulatory accounting principles, which affect banks, thrifts or their holding companies generally, except to the extent any such change affects the referenced party to a materially greater extent than banks, thrifts or their holding companies generally, (iii) changes in general economic conditions affecting thrifts generally, except to the extent any such change affects the referenced party to a materially greater extent than thrifts generally, (iv) any attack on or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity or emergency, which affects the referenced party to a materially greater extent than banks, thrifts or their holding companies generally, (v) reasonable and customary expenses incurred in connection with the Merger, (vi) the announcement or pendancy of the Merger or (vii) any change in interest rates, provided, that any such change in interest rates shall not affect the referenced party to a materially greater extent than banks, thrifts or their holding companies generally, and provided, further, that any such change shall not have a materially adverse effect on the ability from a legal or regulatory standpoint of such party and its subsidiaries to consummate the transactions contemplated hereby, or (B) adversely affects the ability of the Company, IFC, Parent or CFSB, as the context may dictate, to perform its material obligations hereunder or (C) materially and adversely affects the timely consummation of the transactions contemplated hereby.

                                       4
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         "Merger" has the meaning set forth in Section 2.01(a).

         "Merger Consideration" means $21.00 in cash, without interest, for each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares).

         "Nasdaq" means The Nasdaq Stock Market, Inc.'s Small Cap Market.

         "National Labor Relations Act" means the National Labor Relations Act, as amended.

         "OREO" means other real estate owned.

         "OTS" means the Office of Thrift Supervision.

         "Parent" has the meaning set forth in the preamble to this Agreement.

         "Parent Board" means the Board of Directors of Parent.

         "Pension Plan" has the meaning set forth in Section 5.02(m)(ii).

         "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, savings bank, savings association, unincorporated organization or other organization or firm of any kind or nature.

         "Previously Disclosed" by a party shall mean subject to Section 5.01, information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

         "Proxy Statement" means the proxy statement, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

         "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

         "SAIF" means the Savings Association Insurance Fund maintained by the FDIC.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Subsidiary" has the meaning ascribed to that term in Rule 405 of the SEC under the Securities Act.

         "Superior Proposal" has the meaning set forth in Section 6.02.

         "Surviving Corporation" has the meaning set forth in Section 2.01(a).

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         "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto.

         "Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

         "Transaction" means the Merger.

         "Treasury Stock" means shares of Company Stock held by the Company or IFC other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

ARTICLE II

                                   THE MERGER

         2.01. THE MERGER.

         (a) THE MERGER. CFSB shall charter an interim savings bank ("Interim Bank") duly organized and validly existing under Section 5 of the Home Owner's Loan Act prior to the Effective Date. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, on the Effective Date, Interim Bank shall be merged with and into the Company (the "Merger") with the Company as the surviving entity (the "Surviving Corporation"), which shall continue to be governed by the laws of the United States, and CFSB will become the sole stockholder of the Company, pursuant to the provisions of, and with the effect provided in, the rules and regulations of the OTS, the terms and conditions of an agreement and plan of merger to be entered into between Interim Bank and the Company on reasonable and customary terms, and the Articles of Combination. The separate corporate existence of Interim Bank shall thereupon cease. The separate corporate existence of the Surviving Corporation with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The name of the Surviving Corporation shall be "Independence Federal Savings Bank." At the Effective Time, the charter and bylaws of the Company shall be amended in their entirety to conform to the charter and bylaws of Interim Bank in effect immediately prior to the Effective Time and shall become the charter and bylaws of the Corporation. The directors and officers of the Surviving Corporation immediately after the Merger shall be the directors and officers of Interim Bank immediately prior to the Merger, until such time as their successors shall be duly elected and qualified. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in Interim Bank's charter immediately prior to the Merger. The Merger shall not be effective unless and until approved by the OTS. It is intended that the Merger will qualify as a "qualified stock purchase" within the meaning of Section 338 of the Code.

         (b) EFFECTS OF THE MERGER. At the Effective Time, the effects of the Merger shall be as provided in the rules and regulations of the OTS including 12 C.F.R. Section

552.13(l). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         (c) TRANSFER OF ASSETS AND LIABILITIES; DISSOLUTION. Immediately after the Merger, the Surviving Corporation will liquidate and transfer all of its assets and liabilities to CFSB and will dissolve voluntarily pursuant to the regulations of the OTS by filing a certificate of dissolution with the OTS and surrendering its charter for cancellation, pursuant to the provisions of, and with the effect provided in, the rules and regulations of the OTS and the plan of liquidation and dissolution.

         (d) ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

         2.02. EFFECTIVE DATE AND EFFECTIVE TIME; CLOSING.

         (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the Articles of Combination relating to the Merger to be filed with the OTS on (i) a date selected by Parent after such satisfaction or waiver which is within ten (10) Business Days following such satisfaction or waiver or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filing or on such date as may be specified therein, provided that it is within the aforementioned ten (10) Business Day period. The date of such filing or such later specified date is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filing or as set forth on the endorsement of such articles by the OTS in such filing.

         (b) A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of Thacher Proffitt & Wood LLP., Two World Financial Center, New York, New York 10281, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to Parent and the Company the certificates and other documents required to be delivered under Article VII hereof.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

         3.01. MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

         (a) OUTSTANDING COMPANY COMMON STOCK. Each share of Company Common Stock, other than Excluded Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive the Merger Consideration.

         (b) EXCLUDED SHARES. As of the Effective Time, each Excluded Share shall be canceled and retired, and no consideration shall be issued in exchange therefor.

         3.02. RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Merger Consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock.

         3.03. EXCHANGE PROCEDURES.

         (a) As soon as practicable after the Effective Time, but no later than ten (10) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail or make available to each holder of record of a Certificate a notice and letter of transmittal disclosing the effectiveness of the Merger and the procedure for exchanging Certificates for the Merger Consideration. Such letter of transmittal, which shall be in a form and contain any other provisions as Parent may reasonably determine, shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.

         (b) At or prior to the Effective Time, Parent shall deliver, by wire transfer in immediately available funds, to the Exchange Agent for the benefit of the Company's shareholders (other than the holders of Excluded Shares) an amount of cash equal to the aggregate Merger Consideration for payment of the aggregate Merger Consideration to such holders of Company Common Stock.

         (c) Each holder of any outstanding Certificate (other than holders of Excluded Shares) that upon proper delivery and surrender of a Certificate or Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, will, upon acceptance thereof by the Exchange Agent, be entitled to receive in exchange therefore a check in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock represented by the Certificate or Certificates delivered and surrendered pursuant to the provisions hereof, and the Certificate or Certificates so surrendered shall forthwith be canceled. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with customary exchange practices. No interest will be paid or accrued on the Merger Consideration. Each outstanding Certificate which is not surrendered to the Exchange Agent shall evidence ownership of only the right to receive the Merger Consideration without interest.

         (d) The Exchange Agent shall not be obligated to deliver the Merger Consideration until the holder surrenders a Certificate as provided in this
Section 3.03, or, in lieu thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Exchange Agent or Parent, and a duly executed letter of transmittal. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefore to a person other than the person in whose name the Certificate is registered if the Certificate so surrendered shall be properly endorsed to such person or accompanied by an executed form of assignment separate from the Certificate, in each case signed exactly as the name of the registered holder appears on such Certificate, and otherwise in proper form for transfer and the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (e) Any portion of the cash (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) delivered to the Exchange Agent by Parent pursuant to
Section 3.03(b) that remains unclaimed by the former shareholders of the Company for six months after the Effective Time shall be delivered by the Exchange Agent to Parent. Any shareholders of the Company who have not theretofore complied with this Section 3.03 shall thereafter look only to Parent for the Merger Consideration. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive as evidence of the registered holders of Company Common Stock.

         (f) The Exchange Agent or Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as the Exchange Agent or Parent (or any Affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code or any applicable federal, state, local or foreign tax law or regulation thereunder. To the extent that such amounts are so withheld by the Exchange Agent or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

                                   ARTICLE IV

                           ACTIONS PENDING ACQUISITION

         4.01. CONDUCT OF THE COMPANY'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the

Effective Time, the Company shall use commercially reasonable efforts to, and shall cause IFC to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company, Parent or CFSB to perform its covenants and agreements on a timely basis under this Agreement,
(iv) take no action which would adversely affect or delay the ability of the Company, Parent or CFSB to obtain any necessary approvals, consents or waivers of any Governmental Authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on the Company and IFC taken as a whole.

         4.02. FORBEARANCES OF THE COMPANY. Without limiting the covenants set forth in Section 4.01 hereof, from the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, the Company will not, and will cause IFC not to:

         (a) CAPITAL STOCK. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, or change the terms of any Rights.

         (b) DIVIDENDS; ETC. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than dividends from IFC to the Company.

         (c) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. (i) Enter into or amend any employment, consulting, severance or similar agreements or arrangements with any director, officer, consultant or employee of the Company or IFC except, the employment agreement to be entered into with the Chief Executive Officer of the Company substantially in the form included in Section 4.02(c) of the Company's Disclosure Schedule, or (ii) grant any increase in director's fees or benefits or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments except with respect to annual merit payments not to exceed an increase of 5% of the prior years compensation for each individual or an average increase of 3% of the prior years compensation for all employees, each such merit increase is to be supported by a written performance appraisal or (iii) hire any employee (other than an at-will employee with no termination or severance benefits), director or consultant with an annual compensation in excess of $50,000, or announce or notify any person of an intent to do any of the foregoing.

         (d) BENEFIT PLANS. Except as set forth in Section 4.02(d) of the Company's Disclosure Schedule, pay any pension or retirement allowance not required by an existing plan or agreement to any director, officer, employee or consultant; voluntarily accelerate the vesting of any other compensation or benefit; terminate or increase the costs to the Company or IFC of any Benefits Plan; make any discretionary contributions to any Benefits Plan; alter, amend or revise any compensation, arrangements, practices or policies; enter into, establish, adopt or amend any Benefits Plan (as defined in Section 5.02(m)) or establish or fund any trust or account related to any Benefits Plan in respect of any director, officer, employee or consultant of the Company or IFC except (i) as may be required by or to make consistent with applicable law, including without limitation the EGTRRA, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.02(d) of the Company's Disclosure Schedule, (iii) as is permitted pursuant to Section 4.02(c); or announce or notify any person of an intent to do any of the foregoing or (iv) as may be required to vest all account balances under the Independence Federal Savings Bank 401(k) Savings Plan.

         (e) DISPOSITIONS. Except as set forth in Section 4.02(e) of the Company's Disclosure Schedule, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business, leases or properties (which includes sales of student loans, residential loans and mortgage, mortgage related and other securities as part of balance sheet management) except in the ordinary course of business consistent with past practice, and in a transaction that, together with all other such transactions, is not material to the Company and IFC taken as a whole.

         (f) ACQUISITIONS. Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

         (g) CAPITAL EXPENDITURES. Make any capital expenditures other than (i) capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually.

         (h) GOVERNING DOCUMENTS. Amend the Company Charter or Company Bylaws or the articles of incorporation or bylaws (or equivalent documents) of IFC.

         (i) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by a Governmental Entity or by laws or regulations or GAAP.

         (j) CONTRACTS. Except as set forth in Section 4.02(j) of the Company's Disclosure Schedule or as otherwise expressly permitted by this Article IV, enter into any contract or agreement that is not terminable within 30 days, or make any change in, or terminate, any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than $10,000 per annum and other than contracts or agreements otherwise permitted under this
Section 4.02.

         (k) CLAIMS. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or IFC is or becomes a party after the date of this Agreement except for any settlement which does not involve precedent for any other material action, suit, proceeding, order or investigation and which involves solely money damages in an amount for money damages in excess of $10,000.

         (l) BANKING OPERATIONS. Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking policies or alter the loan approval levels for any officer or employee of the Company with authority to approve loan originations or grant such authority to any person who does not have such authority as of the date hereof, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

         (m) DERIVATIVES CONTRACTS. Enter into any Derivatives Contract.

         (n) INDEBTEDNESS. Except as set forth in Section 4.02(n) of the Company's Disclosure Schedule, incur any indebtedness for borrowed money other than deposits, federal funds purchased, cash management accounts, non-callable short-term (one year or less) borrowings from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice; assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary and usual course consistent with past practice; pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or IFC in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder; except as set forth in Section 4.02(n) of the Company's Disclosure Schedule, cancel, release or assign any indebtedness of any Person in an amount in excess of $10,000.

         (o) INVESTMENT SECURITIES. Acquire or make any investment in (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered "high risk" securities pursuant to Thrift Bulletin Number 52 issued by the OTS, that are purchased in the ordinary course of business consistent with past practice, in either case, with a purchase price no greater than 101.5% of par value.

         (p) WAIVER OR RELEASE. Except in the ordinary course of business and in amounts less than $10,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim.

         (q) LOANS, LEASES; ETC. Except pursuant to commitments existing at the date hereof which have previously been declared in writing to Parent, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices in amounts to any individual borrower not to exceed $500,000 for non-residential loans, and $800,000 for residential loans; provided, however, that any residential loan in excess of $500,000 shall be originated for sale]; provided, however, that the Company and IFC may not, except pursuant to binding sales commitments existing as of the date hereof and disclosed on Section 4.02(q) of the Company's Disclosure Schedule, make, renegotiate, renew, increase, extend or purchase any (i) loan that is underwritten based on no or limited verification of income or loans commonly known or referred to as "no documentation loans;" or (ii) loans, advances or commitments to directors, officers or other affiliated parties of the Company or IFC (other than loans on primary residences in accordance with existing policies).

         (r) SERVICING RIGHTS. Purchase or sell servicing rights (other than loan sales with servicing released) with respect to loans the principal balance of which, either individually or in the aggregate, exceeds $1,000,000.

         (s) CONDITION OF PROPERTIES; INSURANCE. Fail to (i) use commercially reasonable best efforts to maintain all its properties in repair, order and condition no worse than on the date of this Agreement or (ii) maintain insurance until the Effective Date upon all of its properties and with respect to the conduct of its business in amount and kind as now in existence and, if not available at rates presently paid by it, in such amount and kind as would be appropriate in the exercise of good business judgment.

         (t) REAL ESTATE INVESTMENTS. Make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the board of directors of the Company prior to the date of this Agreement and disclosed in writing to Parent.

         (u) NEW BRANCHES. Establish or make any commitment relating to the establishment of any new branch or other office facilities.

         (v) ADVERSE ACTIONS. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

         (w) COMMITMENTS. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

         4.03. FORBEARANCES OF PARENT. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Parent will not, and will ensure that CFSB will not:

         (a) ADVERSE ACTIONS. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

         (b) COMMITMENTS. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01. DISCLOSURE SCHEDULE. On or prior to the date hereof, the Company has delivered to Parent and Parent has delivered to Company, a schedule (its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02 or Section 5.03 or to one or more of the Company's covenants contained in Article IV, provided, that any matter disclosed in any section of a party's Disclosure Schedule shall be considered disclosed for other sections of the Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule.

         5.02. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Subject to Section
5.01 and except as Previously Disclosed, the Company hereby represents and warrants to Parent:

         (a) ORGANIZATION, STANDING AND AUTHORITY. The Company is duly organized, validly existing and in good standing as a federally chartered savings bank under the laws of the United States. The Company is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified and has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted except, in each case, for such failures to be so qualified, in good standing or authorized as would not, either individually or in the aggregate, have a Material Adverse Effect.

         (b) COMPANY CAPITAL STOCK. (i) The authorized capital stock of the Company consists solely of 4,000,000 shares of Company Common Stock, of which 1,552,519 shares are outstanding as of the date hereof, and 500,000 shares of Company Preferred Stock, of which no shares are outstanding. As of the date hereof, no shares of the Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and, with respect to shares of Treasury Stock, are free and clear of all Liens (other than those imposed by applicable federal or state securities laws); none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person; and there are no agreements or understandings to which the Company or IFC is a party or by which either of them is bound with respect to the voting or disposition of any such shares.

          (ii) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which the Company's shareholders may vote are issued or outstanding.

          (iii) As of the date of this Agreement, there are no shares of Company Stock reserved for issuance and the Company neither has nor is bound by any outstanding Rights obligating the Company or IFC to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of Company Stock or obligating the Company to grant, extend or enter into any such Right. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Stock.

(c) SUBSIDIARY.

          (i) (A) The only Subsidiary of the Company is Independence Financial Corporation, a District of Columbia corporation ("IFC"), (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of IFC, (C) no equity securities of IFC are or may become required to be issued (other than to the Company) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which IFC is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company's rights to vote or to dispose of such securities and (F) all the equity securities of IFC held by the Company are fully paid and nonassessable and are owned by the Company free and clear of any Liens.

          (ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind other than IFC and stock in the Federal Home Loan Bank of Atlanta.

          (iii) IFC has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization. IFC is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where failure to be so qualified or in good standing would not, either individually or in the aggregate, have a Material Adverse Effect.

         (d) CORPORATE POWER. Each of the Company and IFC has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of the Company's shareholders of this Agreement.

         (e) CORPORATE AUTHORITY. Subject to the approval of this Agreement by the shareholders of the Company, this Agreement and the Merger have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and CFSB, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     (f) REGULATORY APPROVALS; NO DEFAULTS.

          (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or IFC in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger, except for (A) filings of applications or notices with, and approvals or waivers by, the OTS, (B) the filing of the Proxy Statement and form of proxy with, and clearance of the same by, the OTS,
     (C) the filing of Articles of Combination with the OTS and (D) the approval of this Agreement by the holders of two-thirds of the outstanding shares of Company Common Stock. As of the date hereof, the Company is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii) Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger do not and will not (A) constitute a breach or violation of, or a default under any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or IFC or to which the Company or IFC or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or IFC under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or IFC is a party, or to which any of their respective properties or assets may be bound or affected, (C) constitute a breach or violation of, or a default under, the charter, articles of incorporation or bylaws (or similar governing documents) of the Company or IFC or (D) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, except, with respect to (B) and (D) above, in each case as would not, either individually or in the aggregate, have a Material Adverse Effect.

     (g) FINANCIAL REPORTS; UNDISCLOSED LIABILITIES.

          (i) Except as set forth in Section 5.02(g)(i) of the Company's Disclosure Schedule, the Thrift Financial Report as of December 31, 2003 filed by the Company with the OTS pursuant to 12 C.F.R. 563.180, a copy of which was previously provided to Parent, is true and correct in all material respects.

          (ii) The Company's Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2002, December 31, 2001 and December 31, 2000 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1999 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed with the OTS (collectively, the Company's "Exchange Act Documents"), as of the date filed or to be filed, (A) complied or will comply in all material respects with the applicable accounting requirements and securities regulations of the SEC and the OTS, as applicable, and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Form 10-QSB of the SEC) and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in any such Exchange Act Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of the Company and IFC as of its date, and each of the consolidated statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Exchange Act Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Company and IFC for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved.

          (iii) Since December 31, 2002, neither the Company nor IFC has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Merger).

          (iv) Since December 31, 2002, (A) the Company and IFC have conducted their respective businesses in the ordinary and usual course consistent with past practice (except as specifically contemplated by this Agreement or Previously Disclosed and excluding the incurrence of expenses related to this Agreement and the Merger) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section
     5.02 or otherwise), is likely to have a Material Adverse Effect on the Company and IFC taken as a whole.

          (v) No agreement pursuant to which any loans or other assets have been or shall be sold by the Company or IFC entitled the buyer of such loans or other assets to cause the Company or IFC to repurchase such loan or other asset or the buyer to pursue any other form of recourse against the Company or IFC other than as Previously Disclosed or agreements similar thereto as may be entered into after the date hereof.

          (vi) Except as set forth in Section 5.02(g)(vi) of the Company's Disclosure Schedule, since December 31, 2002, no cash, stock or other dividend or any other distribution with respect to the Company Stock has been declared, set aside or paid. No shares of Company Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company since December 31, 2002, and no agreements have been made to do the foregoing.

         (h) LITIGATION. Except as set forth in Section 5.02(h) of the Company's Disclosure Schedule, no material litigation, claim or other proceeding before any court or governmental agency is pending against the Company or IFC or any of their respective directors or executive officers (in their capacity as director or executive officer) and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

     (i) REGULATORY MATTERS.

          (i) Except as set forth in Section 5.02(i)(i) of the Company's Disclosure Schedule, neither the Company nor IFC nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a party to a commitment letter or similar submission to, or is subject to any action, proceeding, order or directive by, or a recipient of any extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Company Regulatory Authorities"). The Company and IFC have paid or accrued all material assessments made or imposed by any Company Regulatory Authority.

          (ii) Neither the Company nor IFC has been advised by, or has any knowledge of facts which would be reasonably likely to give rise to an advisory notice by, any Company Regulatory Authority that such Company Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (j) COMPLIANCE WITH LAWS. Except as set forth in Section 5.02(j) of the Company's Disclosure Schedule: (i) each of the Company and IFC is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

          (ii) Each of the Company and IFC has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses substantially as presently conducted and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened.

     (k) MATERIAL CONTRACTS; DEFAULTS.

          (i) Except for documents listed on Section 5.02(k) of the Company's Disclosure Schedule, neither the Company nor IFC is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company's Exchange Act Documents, (ii) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 30 days or less notice and involving the payment of more than $25,000 (iii) which is with any executive officer or other key employee of the Company or IFC the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or IFC of the nature contemplated by this Agreement, (iv) which is with any employee or director of the Company or IFC providing any term of employment or compensation guarantee extending for a period longer than 30 days or for the payment of in excess of $30,000 per annum, (v) including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (vi) which restricts the conduct of any business by the Company or IFC. The Company has previously delivered to Parent true and correct copies of each such contract.

          (ii) Neither the Company nor IFC is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Other than as Previously Disclosed or agreements similar thereto as may be entered into after the date hereof, no material power of attorney or similar authorization given directly or indirectly by the Company or IFC is currently outstanding, except in each case as would not, either individually or in the aggregate, have a Material Adverse Effect.

         (l) NO BROKERS. No action has been taken by the Company or IFC that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than with respect to financial advisory services performed for the Company by Keefe Bruyette & Woods, Inc. pursuant to an agreement, a true and complete copy of which has been previously delivered to Parent.

     (m) EMPLOYEE BENEFIT PLANS.

          (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and IFC (the "Employees") and current or former directors of the Company including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, pension, retirement, savings, profit sharing, consulting, group insurance, severance, stock option, stock purchase, stock ownership, stock appreciation rights, stock based, incentive and bonus plans and other benefit plans, contracts, agreements, arrangements (the "Benefits Plans"), and all trust agreements relating thereto, are disclosed in the Company's Disclosure Schedule. True and complete copies of all Benefits Plans (including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefits Plans and all amendments thereto) have been previously supplied to Parent. No Benefits Plans currently hold any unallocated Company Common Stock.

          (ii) All Benefits Plans other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees, to the extent subject to ERISA, are in compliance with ERISA. Each Benefits Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under
     Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service on which the Company may currently rely, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company's knowledge, threatened litigation relating to the Benefits Plans except in each case as would not, either individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor IFC has engaged in a transaction that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or IFC to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA except, in each case as would not, either individually or in the aggregate, have a Material Adverse Effect.

          (iii) No liability under Subtitle C or D of Title IV of ERISA has been incurred by the Company or IFC with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") except, in each case as would not, either individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor IFC has incurred as of the date hereof, nor do any circumstances exist that are likely to result in any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) except, in each case as would not, either individually or in the aggregate, have a Material Adverse Effect. No notice of a "reportable event," within the meaning of

     Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (iv) All material contributions required to be made under the terms of any Benefits Plan have been timely made or have been reflected on the financial statements of the Company included in the Company's Exchange Act Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver except, in each case, as would not, either individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor IFC has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Neither the Company nor IFC has any obligations for retiree health, life benefits or other post-employment welfare benefits other than pension benefits under any Benefits Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality or except, in each case as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and IFC taken as a whole. The Company or IFC may amend or terminate any Benefits Plan except agreements with employees and consultants disclosed on Section 5.02(m) of the Company's Disclosure Schedule at any time without incurring any material liability thereunder.

          (vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Merger, either alone or together with other events, will (A) entitle any employees, directors or consultants of the Company or IFC to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (vii) There has been no announcement or commitment by the Company or IFC to create any additional Benefits Plan, or to amend any Benefits Plan after the date hereof, except for amendments required by applicable law or the express terms of this Agreement or which do not materially increase the costs of such Benefits Plan.

         (n) LABOR MATTERS. Neither the Company nor IFC is, or has been within the last three years, a party to or is, or has been within the last three years, bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or IFC the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or IFC to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it or IFC pending or to the Company's knowledge, threatened, nor is the Company or IFC aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Company and IFC are in material compliance with all applicable laws regarding employment of employees and retention of independent contractors, and are in material compliance with applicable employment tax laws.

     (o) [INTENTIONALLY OMITTED]

     (p) ENVIRONMENTAL MATTERS.

          (i) (A) Except as would not individually or in the aggregate have a Material Adverse Effect on the Company and IFC taken as a whole, the Company and IFC are in compliance with applicable Environmental Laws; (B) to the Company's knowledge, no real property (including buildings or other structures) currently or formerly owned or leased by the Company or IFC, or any property in which the Company or IFC has held a security interest, Lien or a fiduciary or management role ("Company Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance; in each case except in compliance with Environmental Laws; (C) to the Company's knowledge, Company Loan Property has not been contaminated with, or has had any release of, any Hazardous Substance; in each case except in compliance with Environmental Laws; (D) to the Company's knowledge, neither the Company nor IFC has any liability for any Hazardous Substance disposal or contamination under Environmental Laws with respect to any third party property; (E) neither the Company nor IFC has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (F) neither the Company nor IFC is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party under any Environmental Law; (G) to the Company's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company or IFC, any currently or formerly owned or leased property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or IFC or result in any restrictions on the ownership, use, or transfer of any property, in each case pursuant to any Environmental Law; and (H) to the Company's knowledge, no underground storage tanks have been closed or removed from any Company Loan Property.

          (ii) the Company has made available to Parent copies of all material environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession relating to the Company, IFC and any currently or formerly owned or leased property or any Company Loan Property.

          (iii) The representations and warranties contained in this section 5.02(p) constitute the sole representations or warranties of the Company and IFC with respect to any Environmental Laws or any Hazardous Substance.

         As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization or agency requirement relating to: (A) the protection of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury to persons or property in connection with any Hazardous Substance; and the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law,
(B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

     (q) TAX MATTERS.

          (i) (A) All income and other material Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company and IFC have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all material Taxes shown to be due on the Tax Returns referred to in clause (A) and all other material Taxes required to be paid have been or will be timely paid in full or adequate provision has been made for any such Taxes on the Company or IFC's balance sheet (in accordance with generally accepted accounting principles), (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending.

          (ii) The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and IFC for each of the three most recent fiscal years ended on or before December 31, 2002.

          (iii) Neither the Company nor IFC has any material liability with respect to Taxes that accrued on or before the end of the most recent period covered by the Company's Exchange Act Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in the Company's Exchange Act Documents filed on or prior to the date hereof.

          (iv) Neither the Company nor IFC is a party to any Tax allocation or sharing agreement, or is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company).

          (v) Since December 31, 1997, no material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company and IFC.

          (vi) Neither the Company nor IFC maintains any compensation plans, programs, agreements or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Sections 162(m) or 280G of the Code and the regulations issued thereunder.

          (vii) All material Taxes that the Company or IFC is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

          (viii) Neither the Company nor IFC has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

          (ix) Neither the Company nor IFC is or has been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (r) RISK MANAGEMENT INSTRUMENTS. Neither the Company nor IFC is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance and listed (as of the date hereof) in Section 5.02(r) of the Company's Disclosure Schedule. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of the Company or IFC enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. The Company and IFC have duly performed in all respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

         (s) LOANS; NONPERFORMING AND CLASSIFIED ASSETS.

          (i) Each loan agreement, note or borrowing arrangement, including without limitation portions of outstanding lines of credit and loan commitments (collectively, "Loans"), on the books and records of the Company and IFC, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation. To the knowledge of the Company, each Loan constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles; to the knowledge of the Company, the Company is the sole holder of legal and beneficial title to each Loan, except for loan participations referenced on the books and record of the Company; to the knowledge of the Company, there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan, except as otherwise referenced on the books and records of the Company; and, to the knowledge of the Company, there is no pending or threatened litigation or proceeding relating to the property which serves as security for a Loan that would have materially diminish the value of the related Loan.

          (ii) Section 5.02(s) of the Company's Disclosure Schedule lists, as of the latest practicable date: (i) any written or, to the Company's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the Company's knowledge, in default of any other material provision thereof; (ii) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by the Company, IFC or the OTS; (iii) OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent or greater shareholder of the Company or IFC, or to the best knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing, or any other person covered by Regulation O of the Board of Governors of the Federal Reserve System.

         (t) PROPERTIES. All real and personal property owned by the Company or IFC or presently used by any of them in its respective business is, in all material respects, in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. The Company has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company as of December 31, 2002 included in the Company's Exchange Act Documents or acquired after such date, other than properties sold by the Company in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, that would not render such title unmarketable and (iv) as reflected on the consolidated statement of financial condition of the Company as of December 31, 2002 included in the Company's Exchange Act Documents. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or IFC is held pursuant to leases or licenses which are valid and enforceable obligations of the Company or IFC, and, to the knowledge of the Company, the other parties thereto (except, in each case as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally) in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

         (u) INTELLECTUAL PROPERTY. Except as set forth in Section 5.02(u) of the Company's Disclosure Schedule, the Company or IFC owns or possesses licenses and other rights to use any of the patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses and by the Company, neither the Company nor IFC has received any notice of conflict that asserts the rights of others relating to the foregoing, and neither the Company nor IFC is in material breach of any such licenses or written contract agreement, arrangement or commitment relating to such other rights to use.

         (v) FIDUCIARY ACCOUNTS; DEPOSIT INSURANCE. Each of the Company and IFC has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor IFC, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account. The deposit accounts of the Company are insured by the SAIF to the maximum extent provided by applicable law, and the Company has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

         (w) BOOKS AND RECORDS. Except as set forth in Section 5.02(w) of the Company's Disclosure Schedule, the books and records of the Company and IFC are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and IFC.

         (x) INSURANCE. Section 5.02(x) of the Company's Disclosure Schedule lists all of the insurance policies, binders, or bonds currently maintained by the Company or IFC ("Insurance Policies"). All the Insurance Policies are in full force and effect; the Company and IFC are not in default thereunder; all claims thereunder have been filed in due and timely fashion; and the Company and IFC are presently insured, and have been insured, for reasonable amounts, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

         (y) REQUIRED VOTE. The affirmative vote of the holders of two-thirds of the outstanding shares of the Company Common Stock is necessary to approve this Agreement on behalf of the Company. No other vote of the shareholders of the Company is required by law, the Company Charter, the Company Bylaws or otherwise to approve this Agreement and the Merger.

         (z) FAIRNESS OPINION. The Company Board has received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

         (aa) DEPOSITS. None of the deposits of the Company is a "brokered" deposit or subject to any encumbrance, legal restraint or other legal process except to the extent any such deposits serve as collateral for any Loan or are subject to legal restraint in the ordinary course of the banking business due to the action of the depositor or a third party.

         (bb) ANTI-TAKEOVER PROVISIONS INAPPLICABLE. Each of the Company and IFC has taken all actions required to exempt the Parent and CFSB, this Agreement and the Merger from any provisions of an anti-takeover nature in their organization certificates and bylaws and the provisions of any applicable federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

         (cc) MATERIAL INTERESTS OF CERTAIN PERSONS. Except as set forth in
Section 5.02(cc) of the Company's Disclosure Schedule and as disclosed in the Company's proxy statement for its 2002 annual meeting of shareholders, no officer or director of the Company, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or IFC.

         (dd) INDEMNIFICATION. Except as set forth in Section 5.02(dd) of the Company's Disclosure Schedule, and as provided in the Company's employment agreements or the charter, articles of incorporation or bylaws (or similar governing documents) of the Company or IFC, neither the Company nor IFC is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company or IFC (a "Covered Person"), and, to the best knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the organization certificate or bylaws of the Company or IFC, applicable law regulation or any indemnification agreement.

         (ee) RELATED PARTY TRANSACTIONS. Except as set forth in Section 5.02(ee) of the Company's Disclosure Schedule and as disclosed in the Company's proxy statement for its 2002 annual meeting of shareholders, the Company is not party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of the Company. All such transactions (a) were made in the ordinary course of business,
(b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of the Company or IFC is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither the Company nor IFC has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by the Company is inappropriate. For purposes of this paragraph, an "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

         5.03. REPRESENTATIONS AND WARRANTIES OF PARENT AND CFSB. Subject to
Section 5.01 and except as Previously Disclosed, Parent and CFSB hereby represent and warrant to the Company as follows:

         (a) ORGANIZATION, STANDING AND AUTHORITY. The Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware and CFSB is, and Interim Bank will be, duly organized, validly existing and in good standing under the laws of the United States of America. Each of Parent and CFSB is, and Interim Bank will be, duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Each of Parent and CFSB has in effect, and Interim Bank will have in effect, all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and, with respect to each of Parent and CFSB only, to carry on its business as it is now conducted.

         (b) CORPORATE POWER. Each of Parent and CFSB has the corporate power and authority to carry on its business as it is now being conducted and, Interim Bank will have the corporate power and authority, to own all its properties and assets; and each of Parent and CFSB has, and Interim Bank will have, the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger, subject to receipt of all necessary approvals of Governmental Authorities.

         (c) CORPORATE AUTHORITY. This Agreement and the Merger have been authorized by all necessary corporate action of Parent and the Parent Board and all necessary corporate action of CFSB and the Board of Directors of CFSB, and the Merger will be authorized by all necessary corporate action of Interim Bank. This Agreement has been duly executed and delivered by Parent and CFSB and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Parent and CFSB enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). No vote of the shareholders of Parent or CFSB is required by law, or the charter or bylaws of either Parent or CFSB, or otherwise to approve this Agreement and the Merger.

         (d) REGULATORY APPROVALS; NO DEFAULTS.

          (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent, CFSB or Interim Bank in connection with the execution, delivery or performance by Parent or CFSB of this Agreement or to consummate the Merger, except for (A) filings of applications or notices with, and approvals or waivers by, the OTS and (B) the filing the Articles of Combination with the OTS. As of the date hereof, each of Parent and CFSB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii) Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and CFSB and the consummation of the Merger do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent, CFSB or of Interim Bank or to which Parent, CFSB or Interim Bank or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the charter, articles of incorporation or bylaws (or similar governing documents) of Parent, CFSB or Interim Bank or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (e) FINANCIAL ABILITY. Parent or CFSB has, and through the Effective Time will have, access to all funds necessary to consummate the Merger and pay the aggregate Merger Consideration to holders of Company Common Stock pursuant to Section 3.01(a) hereof.

         (f) PROXY STATEMENT INFORMATION. None of the information relating to Parent or CFSB which is expressly provided by Parent to the Company for inclusion in the Proxy Statement, as of the date of the Proxy Statement and the date of the meeting of the shareholders of the Company to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

                                   ARTICLE VI

                                    COVENANTS

         6.01. REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger promptly as practicable and otherwise to enable consummation of the Merger, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end, provided that nothing herein shall preclude the parties from exercising their rights under this Agreement.

         6.02. SHAREHOLDER APPROVAL.

         (a) The Company agrees to take, in accordance with applicable law and the Company Charter and Company Bylaws, all action necessary to convene as promptly as practicable following the date of this Agreement, a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company's shareholders in order to permit consummation of the Merger (including any adjournment or postponement, the "Company Meeting"). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders at the Company Meeting, provided, however, that if the Company Meeting is also the annual shareholder meeting of the Company, no prior approval of the Parent shall be required for the submittal of such matters as are customarily submitted to the shareholders of the Company at its annual meeting. The Company Board shall recommend such approval, include such approval in the Proxy Statement, use its commercially reasonable best efforts to solicit such approval and not withdraw, amend or modify its recommendation of such approval. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if and only to the extent that there is a bona fide written Acquisition Proposal and (i) the Company Board, after consultation with outside legal counsel, in good faith determines that such action is necessary for the proper discharge of its fiduciary duties under applicable law and (ii) the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger (a "Superior Proposal"). The Company, in consultation with Parent, shall employ professional proxy solicitors to assist in contacting its stockholders in connection with soliciting favorable votes on the Merger. The Company shall consult Parent with respect to the timing of the Company Meeting.

         6.03. SECURITIES AND REGULATORY FILINGS.

         (a) The parties shall promptly cooperate with each other in the preparation of the Proxy Statement to be filed by the Company with the OTS, and the parties agree to use their commercially reasonable best efforts to cause the Proxy Statement to be cleared by the OTS promptly after filing. After the OTS has cleared the Proxy Statement, the Company shall promptly mail the Proxy Statement to its shareholders. The Company represents and covenants that the Proxy Statement and any amendment or supplement thereto, with respect to the information pertaining to it or IFC at the date of mailing to its shareholders and the date of the Company Meetings to be held in connection with the Merger, will be in compliance with the Exchange Act and all relevant rules and regulations of the applicable Governmental Authorities and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Each of Parent, CFSB and the Company shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Merger and any other transactions contemplated by this Agreement; and any initial filings with Governmental Authorities (other than the Proxy Statement) shall be made by Parent as soon as reasonably practicable after the execution hereof, provided that such initial filing shall be made no later than May 31, 2004. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material non-confidential written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Merger. Each party shall promptly furnish the other parties with copies of all material written communication received by them from any Governmental Authority regarding the transactions contemplated hereby, and shall otherwise keep the other parties apprised of the status of material matters relating to completion of the Merger.

         (c) Each party agrees, upon request, to use commercially reasonable best efforts to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

         6.04. PRESS RELEASES. The Company, CFSB and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the American Stock Exchange, Nasdaq, the OTS or the SEC. The Company, CFSB and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.

         6.05. ACCESS; INFORMATION.

         (a) The Company agrees that subject to applicable laws relating to the exchange of information, it shall, upon reasonable notice, afford Parent and its officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time, in a manner that does not interfere unreasonably with normal operations, to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of the Company and IFC and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of the Company and IFC as Parent may reasonably request.

         (b) Each of Parent and CFSB agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Merger. Subject to the requirements of law, each of Parent and CFSB shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into this Agreement) unless such information (i) was already known to such party from a source not known by such party to be bound by a confidentiality obligation concerning such information, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the Company or (iv) is or becomes readily ascertainable from publicly available sources other than as a result of disclosure by Parent or CFSB or their representatives. In the event that this Agreement is terminated or the Merger shall otherwise fail to be consummated, each of Parent and CFSB shall promptly cause all copies of documents or extracts thereof (including without limitation those in electronic format) containing information and data as to the Company to be returned to the Company or destroyed and, upon the written request of the Company, Parent shall furnish to the Company an affidavit of the President of Parent attesting that all such action has been taken. No investigation by Parent or CFSB of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of Parent and CFSB to consummate the Merger. The Company agrees to provide reasonable advance notice to Parent of each meeting of the committees of the Company responsible for the following functions: (1) extensions of credit, (2) asset review, (3) risk management, (4) investments and
(5) borrowings. The Company will allow a representative of Parent, identified in advance, to attend each such committee meeting. The Company shall provide Parent with all materials from each meeting of the Company Board, any committee thereof, and any management committee, including, but not limited to, minutes, reports, plans, presentations and agendas; provided, however, the Company shall have no obligation to provide Parent with such materials, if upon the advice of counsel, Company is advised that such materials are subject to confidentiality obligations to third parties or are subject to attorney-client privilege or are subject to or contain materials subject to the attorney work product privilege. To the extent that such confidential information, attorney-client privileged communications or attorney work product privileged communications, can reasonably be removed from such materials, the Company shall provide the redacted information to Parent.

         6.06. ACQUISITION PROPOSALS. The Company agrees that neither it nor IFC nor any of the respective officers and directors of the Company or IFC shall, and that it shall direct and use its commercially reasonable best efforts to cause its and IFC's employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or IFC) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to (a) a merger, reorganization, share exchange, consolidation or similar transaction involving, or (b) any purchase of all or substantially all of the assets of the Company or IFC or any purchase of Company or IFC equity securities which would result in the acquisition of beneficial ownership, as such term is defined in Rule 13d-3 under the Exchange Act, of more than 20% of any class of equity securities of the Company or IFC (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither the Company nor IFC nor any of the respective officers and directors of the Company or IFC shall, and that it shall direct and use its commercially reasonable best efforts to cause its and IFC's employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between Parent and the Company (such confidentiality agreement shall permit the disclosure of such information to Parent and CFSB); (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Company Board determines in good faith (after consultation with outside legal counsel) that such actions are necessary for the proper discharge of its fiduciary duties under applicable law and the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a Superior Proposal, (ii) the Company promptly notifies Parent of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with the Company or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of such inquiries, proposals or offers and (iii) the Company Meeting has not occurred. The Company shall keep Parent apprised of any related developments, discussions and negotiations (including the terms and conditions of such Acquisition Proposal) on a current basis.

         The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date hereof with respect to any Acquisition Proposals. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.06. The Company will promptly request each person (other than Parent or CFSB) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with the Company or IFC to return or destroy all confidential information previously furnished to such person by or on behalf of the Company or IFC.

         If the Company Board has withheld, withdrawn or amended or modified in a manner adverse to the consummation of the Merger its recommendation of the Merger or recommended the approval of a Superior Proposal in accordance with
Section 6.02(a) or Section 6.06, it may cause the Company to terminate this Agreement and enter into an agreement with respect to an Acquisition Proposal; provided, however, that this Agreement may not be terminated by the Company until the expiration of five business days following the Parent's receipt of written notice advising the Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether the Company intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, the Company shall provide a reasonable opportunity to the Parent during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger on such adjusted terms.

         6.07. INDEMNIFICATION.

         (a) From and after the Effective Time, each of Parent and CFSB (the "Indemnifying Party") shall indemnify and hold harmless each present and former director or officer of the Company or IFC, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising directly or indirectly out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of the Company or IFC or is or was serving at the express request of the Company or IFC as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent permitted under the Company Charter and Company Bylaws or equivalent documents of IFC, as applicable, and applicable law or regulation, in each case as in effect on the date hereof. Parent's and CFSB's obligations under this Section
6.07 shall continue in full force and effect for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

         (b) Any Indemnified Party wishing to claim indemnification under this
Section 6.07, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Party (and counsel for the Indemnifying Party in its reasonable judgment does not disagree), the Indemnified Party may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which, in the absence of a manifest conflict of interest, may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which consent may be withheld unless such settlement is reasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such Indemnified Party, and the Indemnifying Party shall have no obligation hereunder in the event that a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

         (c) Prior to the Effective Time, Parent shall use its commercially reasonable best efforts to purchase, at its sole cost and expense, an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form reasonably acceptable to the Company which shall provide such directors and officers with coverage for three years following the Effective Time of not less than the existing coverage under, and have other terms no materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company, provided that in no event shall Parent be required to expend in any one year an amount in excess of $175,000 of the annual premiums currently paid by the Company for such insurance (the "Insurance Amount"); PROVIDED, FURTHER, that if Parent is unable to maintain or obtain the insurance called for by this
Section 6.07(c) as a result of the preceding provision, Parent shall use its commercially reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount with respect to acts or omissions occurring prior to the Effective Time by such directors and officers in their capacities as such; and provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent's insurance carrier for the purpose of obtaining such insurance.

         (d) If either of Parent or CFSB or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, Parent or CFSB, as the case may be, shall cause its successors and assigns to assume the obligations set forth in this Section 6.07.

         6.08. BENEFIT PLANS.

         (a) At and following the Effective Time, Parent and CFSB shall honor, and CFSB shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company and IFC existing as of the Effective Date, as well as all employment, severance or change-in-control agreements of the Company and IFC which are Previously Disclosed to Parent. With respect to the employees of the Company and IFC, Parent and CFSB shall as of the Effective Date, establish and maintain employee benefit plans provided by Parent and CFSB providing compensation and benefits to employees of the Company and IFC that are substantially similar in the aggregate for similarly situated employees of Parent and CFSB. Parent and CFSB shall, and shall cause the Company to, grant all employees after the Effective Time credit for all service with the Company and IFC and their respective predecessors prior to the Effective Time for all purposes for which such service was recognized by the Company and IFC as disclosed in Section 6.08(a) of the Company's Disclosure Schedule, except that:
(i) no credit shall be granted for service for benefit accrual purposes under any qualified defined benefit plan, and (ii) no credit shall be granted for any purpose under the post-retirement benefits plan that was frozen in 2000. Company and IFC shall, if so requested by Parent or CFSB, take all actions required to freeze benefit accounts under any qualified and non-qualified plans subject to the funding requirements of Section 412 of the Code as of a date not later than the Effective Date. Parent and CFSB will, and will cause the Company and IFC to, waive any pre-existing condition exclusions and actively-at-work requirements and provide that any expenses incurred on or before the Effective Time by an employee of the Company or IFC, or such an employee's covered dependent, will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions to the extent that the necessary information is provided to Parent in a timely manner and in a readily usable format; provided that substantially similar coverage was in effect for such employee or dependent prior to the Effective Time.

         (b) All employees of the Company or IFC as of the Effective Time shall become employees of CFSB as of the Effective Time. Neither Parent nor CFSB shall have any obligation to continue the employment of any such person and nothing contained herein shall give any employee of the Company or IFC the right to continue employment with Parent or the Surviving Corporation after the Effective Time.

         (c) The 401(k) Plan provided by Parent and CFSB to their own employees will be amended to provide employees of the Company and IFC with credit for service with Company and IFC and their respective predecessors prior to the Effective Time for vesting and eligibility purposes to the extent such service was recognized under the Independence Federal Savings Bank 401(k) Plan (the "IFSB 401(k) Plan") for similar purposes as of the Effective Time. As of the Effective Time, all employees of the Company and IFC who, after being credited for their service pursuant to this Section 6.08(c), are eligible to participate in the 401(k) plan provided by Parent and CFSB shall be covered under such plan. As of the Effective Time, the Company will terminate the IFSB 401(k) Plan in accordance with its terms and all accounts under the IFSB 401(k) Plan shall be fully vested as of the Effective Time. Distribution upon termination shall not be made prior to receipt of a favorable Internal Revenue Service determination letter covering the termination.

         6.09. NOTIFICATION OF CERTAIN MATTERS.

         From the date hereof until the Effective Time, each of the Company and CFSB and Parent shall give prompt notice to the other of the occurrence of, or non-occurrence of, any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (iii) is reasonably likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied.

         6.10. CERTAIN POLICIES OF THE COMPANY.

         (a) At the written request of Parent, the Company shall modify and change its loan, litigation, real estate valuation policies and practices (including loan classifications and levels of reserves), investment and asset/liability management policies and practices and operating and internal control procedures after the date on which all required regulatory and shareholder approvals are received and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Parent or CFSB; provided, that such policies and procedures are consistent with GAAP and all applicable laws and regulations.

         (b) The Company's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.10.

         (c) Parent agrees to hold harmless, indemnify and defend the Company and IFC and their respective directors, officers and employees, from any loss, claim, liability or other damage caused by or resulting from compliance with this Section 6.10.

         6.11. ANTITAKEOVER PROVISIONS. The Company shall (and shall cause IFC to) take all steps (i) to exempt or continue to exempt the Company, this Agreement and the Merger from any provisions of an antitakeover nature in the Company Charter or Company Bylaws or IFC's articles of incorporation or bylaws (or equivalent documents), and the provisions of any federal or state antitakeover laws, and (ii) upon the request of Parent, to assist in any challenge by Parent to the applicability to this Agreement or the Merger of any federal or state antitakeover law.

         6.12. VOTING AGREEMENTS. (i) Each director and executive officer of the Company and IFC shall execute a voting agreement substantially in the form attached as Exhibit A within 30 days of the date hereof; and (ii) the Company shall use its commercially reasonable best efforts to cause each shareholder of the Company who holds 10% or more of the Company Common Stock as of the date hereof to execute a voting agreement substantially in the form attached as Exhibit B to this Agreement as soon as reasonably practicable.

         6.13. FINANCIAL STATEMENTS. The Company shall deliver to Parent (i) the unaudited financial statements (including a balance sheet, consolidated statement of income and changes in shareholders' equity and cash flows or equivalent statements, and the related notes and schedules thereto) of the Company for the fiscal year ended December 31, 2003 as soon as practicable, but in any event no later than 30 days after the date hereof, and (ii) the audited financial statements (including a balance sheet, consolidated statement of income and changes in shareholders' equity and cash flows or equivalent statements, and the related notes and schedules thereto) of the Company for the fiscal year ended December 31, 2003 as soon as practicable, but in any event no later than June 15, 2004. The Company represents and covenants that each of such unaudited and audited financial statements will be true and correct in all material respects and will fairly present the consolidated financial position, consolidated results of operations, changes in shareholders' equity and changes in cash flows of the Company and IFC as of its date in accordance with GAAP consistently applied during the period involved.

         6.14. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment of each of the following conditions:

         (a) SHAREHOLDER APPROVAL. This Agreement shall have been duly approved by holders of not less than two-thirds of the outstanding shares of the Company Common Stock.

         (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and all other permits, consents, waivers, clearances, approvals, authorizations of and filings with regulatory or governmental bodies and any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made. None of the approvals or waivers referred to herein shall contain any term or condition that would, in the good faith reasonable judgment of Parent, have a Material Adverse Effect on the Company and IFC taken as a whole or otherwise materially impair the value of the Company to the Parent, provided that the continuation of the OTS determination that the Company is a problem association and that it is in troubled condition shall not be deemed to be such a condition, restriction or requirement.

         (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger, and no judgment, order or decree of any court shall be in effect, and no statute or rule, and no applicable order or regulation of any Governmental Authority shall be in effect that would have or is reasonably likely to have a Material Adverse Effect on the Company and IFC taken as a whole.

         7.02. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and CFSB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided; however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.02(a) shall be deemed to have been satisfied even if any representations and warranties of Parent and CFSB are not true and correct unless the failure of such representations and warranties of Parent and CFSB to be true and correct (read for purposes of this Section 7.02(a) without any materiality or Material Adverse Effect qualification), would, either individually or in the aggregate, have a Material Adverse Effect, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF PARENT. Parent and CFSB shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

         (c) AUTHORIZATION. All action required to be taken by, or on the part of, the Parent and CFSB to authorize the execution, delivery and performance of this Agreement and the consummation by Parent and CFSB of the transactions contemplated hereby shall have been duly and validly taken by the board of directors of Parent and CFSB, and the Company shall have received certified copies of the resolutions evidencing such authorization.

         (d) CERTIFICATES. Parent and CFSB shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as the Company may reasonably request.

         7.03. CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent and CFSB to consummate the Merger are also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided; however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.03(a) shall be deemed to have been satisfied even if any representations and warranties of the Company are not true and correct unless the failure of such representations and warranties of the Company to be true and correct (read for purposes of this Section 7.03(a) without any materiality or Material Adverse Effect qualification), would, either individually or in the aggregate, have a Material Adverse Effect, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF COMPANY. The Company shall have performed in all material respects all obligations (other than the obligations in Section 6.10(a)) required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         (c) ABSENCE OF MATERIAL ADVERSE CHANGES. There shall have been no change after the date hereof in the assets, properties, business, financial condition, results of operation or prospects of the Company and IFC which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company and IFC taken as a whole.

         (d) AUTHORIZATION. All action required to be taken by, or on the part of, the Company to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby shall have been duly and validly taken by the Company Board and shareholders of the Company, and Parent shall have received certified copies of the resolutions evidencing such authorization.

         (e) GOOD STANDING. Parent shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing
Date) from appropriate authorities as to the corporate existence of the Company.

         (f) CERTIFICATES. The Company shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

         7.04. FRUSTRATION OF CLOSING CONDITIONS. None of the Company, Parent and CFSB may rely on the failure of any condition set forth in Section 7.01,
7.02 or 7.03, as the case may be, to be satisfied as a reason not to consummate the Merger if the failure of any such condition was caused by the party's failure to use its commercially reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

                                  ARTICLE VIII

                                   TERMINATION

         8.01. TERMINATION. This Agreement may be terminated, and the Transaction may be abandoned:

         (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Parent and the Company, if the board of directors of each so determines by vote of a majority of the members of its entire board.

         (b) BREACH. At any time prior to the Effective Time, by Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its board of directors so determines by vote of a majority of the members of its entire board, in the event of: (i) a material breach by Parent, CFSB or the Company, as the case may be, of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a material breach by Parent, CFSB or the Company, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; provided, that, at any time prior to the Company Meeting, a breach of Section 6.12(i) by the Company shall be deemed to be material.

         (c) DELAY. At any time prior to the Effective Time, by Parent or the Company, in the event that the Merger is not consummated by December 31, 2004, or such later date as shall have been agreed to in writing by the Parent and the Company, except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 8.01(c), which action or inaction is in violation of its obligations under this Agreement.

         (d) NO REGULATORY APPROVAL. By the Company or Parent, if in the event the approval of any Governmental Authority required for consummation of the Merger shall have been denied by final nonappealable action of such Governmental Authority or an application therefore shall have been permanently withdrawn at the request of a Governmental Authority (which action the parties shall have used their commercially reasonable best efforts to resist, resolve or lift, as applicable).

         (e) NO SHAREHOLDER APPROVAL. By either Parent or the Company if any approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting; provided, however, that the Company shall only be entitled to terminate this Agreement pursuant to this clause (i) if it has complied with its obligations under Sections 6.02 and 6.03.

         (f) FAILURE TO RECOMMEND. By Parent if (i) the Company Board has approved or recommended to its shareholders or entered into an agreement with respect to a Superior Proposal, (ii) the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the consummation of the Merger or (iii) the Company shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 6.02.

         (g) CERTAIN TENDER OR EXCHANGE OFFERS. By Parent if a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) of the Exchange Act Rules.

         (h) DEFINITIVE AGREEMENT; SUPERIOR PROPOSAL. By the Company, concurrent with or immediately prior to, execution by the Company of an agreement with respect to a Superior Proposal pursuant to Section 6.06.

         (i) QUALIFIED OPINION. By Parent if the independent accountants of the Company who certify the audited financial statements of the Company for the fiscal year ended December 31, 2003 issue a qualified opinion.

         8.02. EFFECT OF TERMINATION AND ABANDONMENT.

         (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in this Section 8.02 and Section 9.01, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect, and (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

         (b) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         (c) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

         (d) In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring the Merger, the parties agree that the Company shall pay Parent:

          (i) the sum of $1,600,000 in cash on demand within three business days after written demand for payment is made by Parent if this Agreement is terminated following the occurrence of any of the events set forth below:

               (A) if this Agreement is terminated by the Company pursuant to
          Section 8.01(h) or by Parent pursuant to Sections 8.01(f) or (g); or

               (B) if this Agreement is terminated by (1) Parent pursuant to
          Section 8.01(b) or (2) by either Parent or the Company pursuant to
          Section 8.01(e) and (x) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the Company Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of the Company contemplated by this Agreement at the Company Meeting, in the case of clause (2), or the date of termination, in the case of clause (1), and (y) within 18 months after such termination the Company or IFC enters into an agreement with respect to, or consummates, an Acquisition Proposal.

          (ii) the sum of $325,000 in cash on demand within three business days after written demand for payment is made by Parent if this Agreement is terminated by Parent pursuant to Section 8.01(e); provided, however, in no event shall the aggregate fee payable to Parent by the Company pursuant to
     Section 8.02(d)(i) and (ii) exceed $1,600,000.

         Any amount that becomes payable pursuant to this Section 8.02(d) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

         (e) The Company and Parent agree that the agreement contained in paragraph (b) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement Parent would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by the Company. If the Company fails to pay Parent the amounts due under paragraph (b) above within the time periods specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01. SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including Section 6.08) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(b), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

         9.02. WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval.

         9.03. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04. GOVERNING LAW.

         (a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflict of laws principles thereof other than Section 5-1401 of the New York General Obligations Law.

         (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state court located in New York County, State of New York, or federal court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such state court located in New York County, State of New York or, to the extent permitted by law, in such federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such state court located in New York County, State of New York or such federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such state court located in New York County, State of New York or such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.06. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04(C).

         9.05. EXPENSES. Except as expressly set forth herein, each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transaction, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

         9.06. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:

         Independence Federal Savings Bank
         1229 Connecticut Avenue, N.W.
         Washington, DC 20036-2617
         Attention: President and Chief Executive Officer
         Fax:   202-626-7106

With a copy to:

         Fried, Frank, Harris, Shriver & Jacobson LLP
         1001 Pennsylvania Avenue
         Washington DC 20004
         Attention:        Thomas P. Vartanian
                           Lawrence R. Bard
Fax:     202-639-7008


If to Parent or CFSB to:

         Carver Bancorp, Inc.
         75 West 125th Street
         New York, New York 10027
         Attention: President and Chief Executive Officer
         Fax:     212-426-6213

With a copy to:

         Thacher Proffitt & Wood LLP
         Two World Financial Center
         New York, New York 10281
         Attention: Kofi Appenteng
         Fax:     212-912-7751

         9.07. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement and the ancillary agreements contemplated hereby represent the entire understanding of the parties hereto and thereto with reference to the Merger and this Agreement and the ancillary agreements contemplated hereby supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce Parent's obligation under Section 6.08, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their commercially reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

         9.09. ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.10. INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.11. ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.12. ALTERNATIVE STRUCTURE. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of the Company set forth herein, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (ii) such modification would not be reasonably likely to materially delay or jeopardize receipt of any required approvals of Governmental Authorities or otherwise materially delay consummation of the Merger.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.



                            CARVER BANCORP, INC.



                            By: /s/ Deborah C. Wright
                               -----------------------------------------
                                   Deborah C. Wright
                                   President and Chief Executive Officer



                             CARVER FEDERAL
                                SAVINGS BANK



                            By: /s/ Deborah C. Wright
                               -----------------------------------------
                                   Deborah C. Wright
                                   President and Chief Executive Officer



                            INDEPENDENCE FEDERAL
                               SAVINGS BANK



                            By: /s/ Thomas L. Batties
                               -----------------------------------------
                                   Thomas L. Batties
                                   Acting President and Chief Executive Officer

                                                                       EXHIBIT A
             FORM OF VOTING AGREEMENT (Director/Executive Officer)


                                                     _____________________, 2004

Carver Bancorp, Inc.
75 West 125th Street
New York, New York  10019

Ladies and Gentlemen

         The undersigned is a [director] [executive officer] of Independence Federal Savings Bank ("Independence") and is the beneficial holder of shares of common stock of Independence ("Independence Common Stock").

         Pursuant to the terms of an Agreement and Plan of Merger, dated March __, 2004, (the "Merger Agreement"), by and among Carver Bancorp, Inc. ("Carver Bancorp"), Carver Federal Savings Bank ("Bank and, together with Carver Bancorp, "Carver") and Independence, Carver has agreed to acquire Independence in a merger in which the outstanding shares of Independence Common Stock will be converted into the right to receive $21.00 per share in cash (the "Merger"). In consideration of the substantial expenses that Carver will incur in connection with the transactions contemplated by the Agreement and as a condition to its willingness to enter into the Merger Agreement, Carver has required that the undersigned agree, and the undersigned is willing to agree, in his/her capacity as a shareholder of Independence and not in his/her capacity as a [director] [executive officer] of Independence, to the matters set forth in this letter agreement (the "Letter Agreement").

         1. The undersigned, while this Letter Agreement is in effect, shall vote in favor of the Agreement or cause to be voted in favor of the Agreement all of the shares of Independence Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this Letter Agreement or are subsequently acquired, at the meeting of Independence's shareholders to be called and held following the date hereof to consider the Agreement and the Merger.

         2. The undersigned, while this Letter Agreement is in effect, agrees not to sell, transfer or otherwise dispose of any shares of common stock of Independence on or prior to the date of the meeting of Independence's shareholders to vote on the Agreement, unless the purchaser or transferee agrees to be bound by the terms of this Letter Agreement.

         3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Carver shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

         4. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this Letter Agreement shall only apply to actions taken by the undersigned in his capacity as a shareholder of Independence and shall not in any way limit or affect actions the undersigned may take in his capacity as a [director] [executive officer] of Independence.

         5. This Letter Agreement shall automatically terminate upon termination of the Agreement in accordance with its terms.

         6. This Letter Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflict of laws principles thereof other than Section 5-1401 of the New York General Obligations Law.

         IN WITNESS WHEREOF, the undersigned has executed this Letter Agreement as of the date first above written.


                                         Very truly yours,
                                         Signature

                                         -----------------------------------
                                         Name (please print)

Accepted and agreed to as of the date first above written:

CARVER BANCORP, INC.


By:
   ------------------------------
Name:
Title:

                                                                       EXHIBIT B
                     FORM OF VOTING AGREEMENT (Shareholder)


                                                     _____________________, 2004

Carver Bancorp, Inc.
75 West 125th Street
New York, New York  10019

Ladies and Gentlemen

         The undersigned is a shareholder of Independence Federal Savings Bank ("Independence") and is the beneficial holder of shares of common stock of Independence ("Independence Common Stock").

         Pursuant to the terms of an Agreement and Plan of Merger, dated March __, 2004, (the "Merger Agreement"), by and among Carver Bancorp, Inc. ("Carver Bancorp"), Carver Federal Savings Bank ("Bank and, together with Carver Bancorp, "Carver") and Independence, Carver has agreed to acquire Independence in a merger in which the outstanding shares of Independence Common Stock will be converted into the right to receive $21.00 per share in cash (the "Merger"). In consideration of the substantial expenses that Carver will incur in connection with the transactions contemplated by the Agreement and as a condition to its willingness to enter into the Merger Agreement, Carver has required that the undersigned agree, and the undersigned is willing to agree, to the matters set forth in this letter agreement (the "Letter Agreement").

         1. The undersigned, while this Letter Agreement is in effect, shall vote in favor of the Agreement or cause to be voted in favor of the Agreement all of the shares of Independence Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this Letter Agreement or are subsequently acquired, at the meeting of Independence's shareholders to be called and held following the date hereof to consider the Agreement and the Merger.

         2. The undersigned, while this Letter Agreement is in effect, agrees not to sell, transfer or otherwise dispose of any shares of common stock of Independence on or prior to the date of the meeting of Independence's shareholders to vote on the Agreement, unless the purchaser or transferee agrees to be bound by the terms of this Letter Agreement.

         3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Carver shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

         4. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others.

         5. This Letter Agreement shall automatically terminate upon termination of the Agreement in accordance with its terms.

         6. This Letter Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflict of laws principles thereof other than Section 5-1401 of the New York General Obligations Law.

         IN WITNESS WHEREOF, the undersigned has executed this Letter Agreement as of the date first above written.


                                         Very truly yours,
                                         Signature

                                         ------------------------------
                                         Name (please print)

Accepted and agreed to as of the date first above written:

CARVER BANCORP, INC.


By:
   --------------------------------
Name:
Title: